   Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934

                        (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           HADRON, INC.
         (Name of Registrant as Specified In Its Charter)

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction
          applies:
________________________________________________________________

     2)   Aggregate number of securities to which transaction
          applies:
________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:
________________________________________________________________





     5)   Total fee paid:
________________________________________________________________


[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
________________________________________________________________

     2)   Form, Schedule or Registration Statement No.:
________________________________________________________________

     3)   Filing Party:
________________________________________________________________

     4)   Date Filed:
________________________________________________________________





                           HADRON, INC.
                         9990 Lee Highway
                        Fairfax, VA  22030


                                   November 2, 1995


Dear Shareholder:

     You are cordially invited to attend Hadron, Inc.'s Annual
Meeting of Shareholders to be held on December 8, 1995, at 10:00 a.m. local time at the Courtyard by Marriott at 3935 Centerview
Drive, Chantilly, Virginia.

     This year, in addition to electing the Company's Board of Directors, you are also being asked to approve an amendment to the Company's 1994 Stock Option Plan to increase the number of shares reserved for issuance by an additional 70,000 shares of Common Stock and to ratify the appointment of Coopers & Lybrand, L.L.P as accountants. We also will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to shareholders.

     Whether or not you are able to attend, it is important that your shares be represented and voted at this meeting. Accordingly, please complete, sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience. If a second mailing were required in order to obtain sufficient votes, it would be quite costly to the Company. Your prompt response is very important and would be greatly appreciated.

                                   Sincerely,




                                   C.W. Gilluly, Ed.D.
                                   Chairman and
                                   Chief Executive Officer





                                   George E. Fowler
                                   President and
                                   Chief Operating Officer






                      YOUR VOTE IS IMPORTANT

      Even if you plan to attend the meeting, please complete, sign, and return promptly the enclosed proxy in the envelope provided to ensure that your vote will be counted. You may vote in person if you so desire even if you have previously sent in your proxy.

      If your shares are held in the name of a bank, brokerage firm or other nominee, please contact the party responsible for your account and direct him or her to vote your shares on the enclosed card.





                           HADRON, INC.


             Notice of Annual Meeting of Shareholders
                         December 8, 1995



TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of Hadron, Inc., a New York corporation (the
"Company"), is scheduled to be held on December 8, 1995 at 10:00
a.m., local time, at the Courtyard by Marriott, located at 3935
Centerview Drive, Chantilly, Virginia for the following purposes:


     1. To elect four directors to serve for the terms of office specified in the accompanying proxy statement and until their successors are duly elected and qualified;

     2.   To approve an amendment to the Company's 1994 Stock
          Option Plan to increase the number of shares of Common
          Stock reserved for issuance by an additional 70,000 shares of Common Stock;

     3. To ratify the selection of Coopers & Lybrand, L.L.P. as independent accountants for the Company for fiscal year
          1996; and

     4. To transact such other business as may properly come before the meeting and any adjournment thereof.


     Only shareholders of record at the close of business on October 27, 1995 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Shareholders attending the meeting may revoke their proxy and vote in person.


                                   FOR THE BOARD OF DIRECTORS


                                   S. Amber Gordon
                                   Secretary


Fairfax, Virginia
November 2, 1995





                           HADRON, INC.

                         PROXY STATEMENT


                       GENERAL INFORMATION

Proxy Solicitation

     This Proxy Statement is furnished to the holders of Common Stock, par value $.02 per share (the "Common Stock"), of Hadron, Inc., a New York corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders to be held on Friday, December 8, 1995, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. These proxy solicitation materials are first being mailed on or about November 2, 1995 to all shareholders entitled to vote at the Annual Meeting. Proxies will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company.

Revocability and Voting of Proxy

     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual
Meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposals No. 1, 2 and 3 as set forth in the accompanying Notice of Annual Meeting of Shareholders and in accordance with their best judgment on any other matters which may properly come before the Annual Meeting.





Record Date and Voting Rights

     Only shareholders of record at the close of business on October 27, 1995 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 1,503,685 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters that may properly
come before the Annual Meeting.   The holders of a majority of
the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, abstentions or non-votes will not affect the election of candidates receiving the plurality of votes. All other matters to come before the Annual Meeting require the approval of the holders of a majority of the votes cast at the Annual Meeting. For this purpose, abstentions and non-votes will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such matters.

     Votes at the Annual Meeting will be tabulated by Inspectors of Election appointed by the Company.


              BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of October 27, 1995 regarding the beneficial ownership of the Company's Common Stock of (i) each person known to the Company to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer or former executive officer of the Company named in the Summary Compensation Table (see "Executive Compensation") and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address of each named beneficial owner is c/o Hadron, Inc., 9990 Lee Highway, Fairfax, Virginia 22030. Except to the extent indicated in the footnotes, each of the beneficial owners named below has sole voting and investment power with respect to the shares listed.









                                      Number of                Percent
 Name and Address                       Shares                of Class

 Infotechnology, Inc.               202,739<F2>                  13.5%
 4900 Seminary Road, St. 800
 Alexandria, VA  22311

 Joseph S. Bracewell                  2,500<F3>                  <F1>

 Dwight M. Geduldig                   3,000<F3>                  <F1>
 C.W. Gilluly, Ed.D.              1,230,000<F4>                  45.1

 William J. Howard                    8,160<F3>                  <F1>
 Robert J. Lynch, Jr.                10,000<F3>                  <F1>

 William Mayer, M.D.                  3,000<F3>                  <F1>

 George E. Fowler                    25,000<F5>                   1.6
 All directors and executive
 officers as a group
 (9 persons)                      1,319,993<F6>                 47.1%
_____________________________


<F1> Less than 1%

<F2> Includes 50,000 shares held indirectly by Infotechnology,
     Inc.

<F3> Includes 2,500 shares which may be acquired upon the
     exercise of vested options granted under the Company's 1994
     Stock Option Plan.

<F4> Includes 1,200,000 shares of Common Stock which Dr. Gilluly has the right to acquire pursuant to a convertible promissory note. Exercise of the conversion rights at a subsequent date may result in a change in control of the Company. See "Certain Relationships and Related Transactions." Also includes 25,000 shares which may be acquired upon the exercise of vested options granted under the Company's 1994 Stock Option Plan; options with respect to 5,000 of such shares are subject to shareholder approval of the proposed amendment to the Company's 1994 Stock Option Plan. See "Proposal No. 2 - Amendment to 1994 Stock Option Plan."









<F5> Includes 25,000 shares which may be acquired upon the
     exercise of vested options granted under the Company's 1994 Stock Option Plan; options with respect to 5,000 of such shares are subject to shareholder approval of the proposed amendment to the Company's 1994 Stock Option Plan. See "Proposal No. 2 - Amendment to 1994 Stock Option Plan."

<F6> Includes shares referred to in Notes 2 through 4, above.



                          PROPOSAL NO. 1

                      ELECTION OF DIRECTORS

     Four directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next Annual Meeting and until their successors are elected and qualified. Each person
named below is now a director of the Company.   In the event any
of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     Mr. Geduldig and Dr. Mayer, directors of the Company since 1991, will not stand for re-election this year. The Board of Directors, on behalf of the Company, gratefully acknowledges the advice and counsel provided by Mr. Geduldig and Dr. Mayer, and the important role they have played in the Company's development.

     The names of the nominees and certain other information about them are set forth below:



















 Nominee                Age      Director Since  Office Held with Company

 Joseph S. Bracewell    48           1993        Director

 C.W. Gilluly, Ed.D.    49           1992        Chairman of the Board and
                                                 Chief Executive Officer

 William J. Howard      48           1989        Director
 Robert J. Lynch, Jr.   62           1991        Director


     JOSEPH S. BRACEWELL has been the Chairman of Century National Bank in Washington, D.C. since 1985. Mr. Bracewell is a founder of the bank, and has served as its Chief Executive Officer since its inception in 1982. Mr. Bracewell has had twenty years of business experience, primarily in the organization, ownership and management of financial institutions including the West University Bank, N.A. (Houston), of which he is currently Vice Chairman. Mr. Bracewell also served as a Presidential appointee from 1980 to 1981 as the President of the Solar Energy and Energy Conservation Bank.

     C.W. GILLULY, Ed.D. was appointed Chief Executive Officer of the Company in October 1994, having served as Acting President and Acting Chief Executive Officer of the Company since May 1993. Dr. Gilluly has served as President of Telecommunications Industries, Inc. ("TII"), a provider of office automation systems to the U.S. Congress since 1989 and from 1985 until 1989 he served as a Vice President of TII. He has served as a director of TII since 1986. Dr. Gilluly has served as President of TII's parent company, Infotechnology, Inc. ("Infotech"), since June 1992. Since February 1992, Dr. Gilluly has served as Chairman and Chief Executive Officer of Comtex Scientific Corporation, a provider of electronic news and business information.

     WILLIAM J. HOWARD since 1973, has served as President of Howard Equities Co., Inc., a real estate development company, and since 1986, has been a majority shareholder thereof. Since 1988, Mr. Howard has been the managing partner of Asbury General Partnership, a real estate partnership focusing on the development of waterfront land located in Caroline County, Maryland. Mr. Howard is also a realtor for Meredith Real Estate, Inc., a real estate brokerage firm. Mr. Howard was appointed by the Governor of Maryland, and approved by the Maryland Senate, in 1993 to serve on the three member Subsequent Injury Fund Board which supervises the $12 million dollar fund.







     ROBERT J. LYNCH, Jr. is the President, Chief Executive Officer and a director of American and Foreign Enterprises, Inc., a company with which he has been associated for 28 years. American and Foreign Enterprises is engaged in industrial and real estate acquisitions for domestic and international investors. He also serves as a director of Infotech and Data Broadcasting Corporation, a provider of stock market quotation and other specialized market data services.

Executive Officers

     The following table contains information as of October 27, 1995 as to the executive officers of the Company who are not also directors of the Company:


                              Officer        Office Held
        Name                  Since          With Company


        George E. Fowler      1993           President and Chief
                                             Operating Officer

        S. Amber Gordon       1991           Executive Vice
                                             President,
                                             Secretary and
                                             Treasurer

        J. Anthony Vidal      1995           Vice President


     GEORGE E. FOWLER (56) was appointed President and Chief Operating Officer of the Company in October 1994. Mr. Fowler has also served as Acting President of the Company's subsidiary, Acumenics Research & Technology, Inc. ("Acumenics") since April 1994. Mr. Fowler joined the Company as Vice President and President of its Aerospace Sciences subsidiary in October 1993. Mr. Fowler has held senior management positions within the government contracting industry for more than a decade. Between May 1992 and September 1993, he was Senior Vice President of Business Operations for Ellsworth Associates, Inc. From January 1991 until May 1992, he was Director of Operations for McDonald Bradley, Inc. From August 1987 until December 1990, he was a Vice President of the Orkand Corporation. He was Vice President of Computer Data Systems, Inc. from 1983 until 1987. Mr. Fowler served as an officer in the U.S. Navy from 1962 until 1983.








     S. AMBER GORDON (41) was appointed Executive Vice President of the Company in July 1995. Ms. Gordon was named Treasurer in April 1994, Corporate Secretary in December 1993, and served as Vice President responsible for Corporate Relations and Strategic Planning, since May 1991. She served as Chairman of the Quest Business Agency, Inc., a Houston-based marketing communications firm and advertising agency, from 1985 to 1991. Ms. Gordon has served as President of S.A. Gordon Enterprises, Inc., a consulting firm specializing in financial and corporate relations, since 1985.

     J. ANTHONY VIDAL (36) was appointed Vice President of the Company in September 1995, and continues to serve as President of the Company's SyCom Services, Inc. subsidiary, a position he has held since 1993. Mr. Vidal joined the Company in 1992 as Program Manager for the Company's Engineering and Information Services, Inc. subsidiary. From 1983 until 1992, Mr. Vidal held various engineering positions at Westinghouse Electric Corporation, where his last title was manager of the Equipment Design Engineering Support Software group.

     There are no family relationships among the directors or executive officers of the Company.

Meetings of the Board of Directors and Committees

     The Board of Directors held a total of six meetings during the Company's fiscal year ended June 30, 1995. Each director attended in person or telephonically at least 75% of the meetings held by the Board of Directors and all committees thereof on which he served.

     During fiscal year 1995, the Board of Directors' Audit Committee was comprised of Messrs. Bracewell, Howard and Lynch. The Audit Committee recommends engagement of the Company's independent auditors, is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls and has general responsibility in connection with related matters. The Audit Committee met one time during fiscal year 1995.

     The Compensation and Employee Benefits Committee of the Board of Directors (the "Compensation Committee"), which held five meetings in fiscal year 1995, is comprised of Messrs. Howard and Lynch. The Compensation Committee evaluates management's recommendations and makes its own recommendations to the Board of Directors concerning the compensation of the Company's executive officers. It is also responsible for the formulation of the Company's executive compensation policy and the research, analysis and subsequent recommendation regarding the establishment and administration of the Company's 1994 Stock Option Plan.






     The Executive Committee of the Board of Directors is comprised of Messrs. Bracewell, Geduldig, Gilluly and Lynch. The Executive Committee meets "as needed" to exercise the power of the Board of Directors on matters of a routine nature between Board of Directors meetings. All actions of the Executive Committee are reviewed and ratified by the full Board of Directors. The Executive Committee did not meet during fiscal year 1995.

     The Board of Directors does not have a Nominating Committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
THE DIRECTORS NAMED ON THE ENCLOSED PROXY.


                          PROPOSAL NO. 2

             AMENDMENT TO THE 1994 STOCK OPTION PLAN

     In September 1995, the Board of Directors adopted, subject to shareholder approval, an amendment to the Hadron, Inc. 1994 Stock Option Plan to increase the number of shares reserved for issuance thereunder from 220,000 to 290,000. At the Annual Meeting, the shareholders are being asked to approve this amendment to the 1994 Stock Option Plan.

Description of the 1994 Stock Option Plan

     The 1994 Stock Option Plan provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended and non-qualified stock options, to purchase (as proposed to be amended) an aggregate of up to 290,000 shares of Common Stock. The 1994 Stock Option Plan permits the grant of options to key employees, consultants and directors of the Company.

     The 1994 Stock Option Plan is administered by the Compensation Committee consisting of directors Howard and Lynch. Each of the members of the Committee is a "disinterested" person for purposes of Rule 16b-3. Subject to the provisions of the 1994 Stock Option Plan, the Compensation Committee has full and final authority to select the participants to whom awards are to be granted thereunder, to grant such awards and to determine the terms and conditions of such awards, including vesting and exercise price. The 1994 Stock Option Plan also provides that the Compensation Committee may accelerate the time at which all or a portion of an optionee's options may be exercised in the event of a change in control of the Company.










     Each option is evidenced by a written agreement in a form approved by the Compensation Committee. Options granted under the 1994 Stock Option Plan generally are not transferable by the optionee other than by will or by the laws of descent and distribution and each option is exercisable, during the lifetime of the optionee, only by the optionee. Key employees, including employee directors, and consultants of the Company or any of its subsidiaries are eligible to be considered for the grant of awards under the 1994 Stock Option Plan.

     Under the 1994 Stock Option Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of options granted to employees who are 10% shareholders). The exercise price of a non-qualified stock option must be not less than the par value of a share of the Common Stock on the date of grant. The term of an incentive or non-qualified stock option may not exceed ten years (five years in the case of an incentive stock option granted to a 10% shareholder).

     Each non-employee director elected or appointed to the Board of Directors automatically receives on the date of his or her first initial appointment to the Company's Board of Directors, an option to purchase 2,500 shares of the Company's Common Stock (the "Initial Option") at a per share exercise price equal to the fair market value of the Common Stock on the initial grant date. Furthermore, each non-employee Director automatically receives on each anniversary of his initial election or appointment to the Company's Board of Directors or, in the case of current directors each anniversary of the date the 1994 Stock Option Plan was adopted by the Board of Directors, an option to purchase 2,500 shares of the Company's Common Stock exercisable at a per share value equal to the fair market value for the Common Stock on the applicable additional grant date to the extent that options remain available under the 1994 Stock Option Plan. Subject to acceleration upon the occurrence of certain prescribed events, such options become exercisable as to one-third upon the date of grant, one-third upon the first anniversary of the date of grant and one-third upon the second anniversary of the date of grant. Each option terminates, to the extent not exercised prior thereto, upon the earlier to occur of (i) the tenth anniversary of grant and (ii) ninety days after the cessation of the optionee's service as a member of the Board of Directors (to the extent vested upon the date of such cessation).

     The Board of Directors may alter, amend, suspend or terminate the 1994 Stock Option Plan, provided that no such action shall deprive an optionee, without his consent, of any option granted to the optionee pursuant to the 1994 Stock Option Plan or of any of his rights under such option. Provisions related to automatic grants of options to non-employee directors






may not (with limited exceptions) be amended more frequently than once every six months and no amendment to such provisions, unless approved by the shareholders of the Company, shall become effective earlier than six months after Board of Directors' approval. Except as provided in the 1994 Stock Option Plan, no amendment by the Board of Directors, unless taken with the approval of the shareholders may (i) materially increase the benefits accruing to participants under the 1994 Stock Option Plan, (ii) materially increase the number of securities which may be issued under the 1994 Stock Option Plan or (iii) materially modify the requirements as to eligibility for participation in the 1994 Stock Option Plan.

     As all of the directors and executive officers of the Company are eligible for grants of options under the 1994 Stock Option Plan, each such person has a personal interest in the approval of the proposed amendment. On September 18, 1995, the Compensation Committee approved the grant, to 11 employees of the Company, of options to acquire up to 102,000 shares of Common Stock; included in these awards were grants, to Dr. Gilluly and Mr. Fowler, of options to acquire 15,000 shares at an exercise price of $.50 per share. All of such grants were made subject to shareholder approval of the amendment proposed hereby; in the event the shareholders do not approve the proposed amendment, all such grants will be void.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
TO THE HADRON, INC. 1994 STOCK OPTION PLAN.


                          PROPOSAL NO. 3

            RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     The Board of Directors has appointed the firm of Coopers & Lybrand, L.L.P. as the Company's independent accountants for fiscal year 1996. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent accountants in maintaining the integrity of Company financial controls and reporting.

     A representative of Coopers & Lybrand, L.L.P. is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from shareholders.










     On May 23, 1994, Ernst & Young resigned as auditors of the
Company.   The reports of Ernst & Young did not contain an
adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report in the Company's Annual Report on Form 10-K for the year ended June 30, 1993 referred to an uncertainty as to the Company's ability to continue as a going concern.

     In connection with the audits for the fiscal years ended June 30, 1993, 1992, and 1991 and the subsequent interim period, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused them to make reference to the matter in connection with its reports.

     On July 5, 1994, the Company engaged Coopers & Lybrand, L.L.P. as the Company's independent accountants to audit the Company's financial statements for its fiscal year ended June 30, 1994. The determination to engage Coopers & Lybrand, L.L.P. was approved by the Audit Committee of the Board of Directors and by the Board of Directors. The Company did not contact Coopers & Lybrand, L.L.P. during the Company's two most recent fiscal years, or any subsequent interim period, regarding (i) any disagreement with Ernst & Young or (ii) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements. Prior to its engagement, Coopers & Lybrand, L.L.P. was neither asked for, nor has it expressed any opinion of any accounting issues concerning the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
COOPERS & LYBRAND, L.L.P. AS INDEPENDENT ACCOUNTANTS FOR FISCAL
YEAR 1996.


                     EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information concerning all compensation paid by the Company to the Chairman and Chief Executive Officer and to the President and Chief Operating Officer of the Company. No other executive officer of the Company received total salary and bonus in excess of $100,000 during the fiscal year ended June 30, 1995.












                    Summary Compensation Table

                                                                                         Long-Term
                                                                                         Compensation
                                                        Annual Compensation                 Awards


          Name and                          Fiscal                                       Stock Options    All Other
          Principal Position                 Year     Salary($)        Bonus($)             Granted      Compensation


  C.W. Gilluly,                             1995      $ 80,009           0<F1>             30,000<F2>       $125<F3>
  Chairman and                              1994        84,112           0                      0            125<F3>
  Chief Executive Officer                   1993          0              0                      0              0

  George E. Fowler,                         1995       115,003           0<F1>             30,000<F2>        125<F3>
  President and                             1994        70,931           0                      0              0
  Chief Operating Officer                   1993         <F4>

_____________________________


<F1> The Company has awarded an $8,000 bonus to Dr. Gilluly and a
     $16,000 bonus to Mr. Fowler. Such bonuses have not been paid as of the date of this Proxy Statement, and the Company has determined not to pay such bonuses until arrearages in directors' fees are paid in full. See "Executive Compensation - Compensation of Directors."

<F2> Options granted pursuant to the Company's 1994 Stock Option
     Plan.  See "Executive Compensation - Stock Option Grants."

<F3> Contributions made by the Company under its 401(k) plan.

<F4> Mr. Fowler joined the Company during fiscal year 1994.

















Stock Option Grants

     The following table sets forth the stock options granted to the Chairman and Chief Executive Officer and to the President and Chief Operating Officer of the Company under the Company's 1994 Stock Option Plan during the fiscal year ended June 30, 1995.


                                                        Option Grants in Fiscal Year 1995
                                                                                          Potential
                                                                                 Realizable Value at Assumed
                     Number of     % of Total Options                            Annual Rates of Stock Price
                       Shares     Granted to Employees Exercise Expiration       Appreciation for Option Term
Name                 Underlying      in Fiscal Year     Price      Date                     <F1>
                  Options Granted                                                    5%             10%
                        (#)
                  ---------------  -------------------  ------  ------------     ---------        --------

C.W. Gilluly         30,000<F2>           15.3%          $.25   9/22/2004           $4,717         $11,953

George E. Fowler     30,000<F2>           15.3%          $.25   9/22/2004           $4,717         $11,953

________________________________


<F1>  Amounts represent hypothetical gains that could be achieved if exercised at end of the option term. The dollar amounts under these columns assume 5% and 10% compounded annual appreciation in the Common Stock from the date the respective options were granted. These calculations and assumed realizable values are required to be disclosed under Securities and Exchange Commission rules and, therefore, are not intended to forecast possible future appreciation of Common Stock or amounts that may be ultimately realized upon exercise.

<F2>  Options vest one-third upon the date of grant, and one-third each on the first and second anniversaries of the date of grant, and expire 10 years after the grant date. The option exercise price is 100% of the fair market value on the date of grant. Options are exercisable for a period of 90 days after a voluntary termination of employment to the extent vested at that time.













      On September 18, 1995, the Compensation Committee approved the grant, to 11 employees of the Company, of options to acquire up to 102,000 shares of Common Stock. All of such grants were made subject to shareholder approval of the amendment to the 1994 Stock Option Plan proposed hereby; in the event the shareholder do not approve the proposed amendment, all such grants will be void. See "Proposal No. 2 - Amendment to the 1994 Stock Option Plan."

Year-End Option Values

      The following table sets forth certain information regarding the value of unexercised options held by the Chairman and Chief Executive Officer and the President and Chief Operating
Officer of the Company as of June 30, 1995.



                                                      Fiscal Year-End Option Values
                                    Number of Shares                                Value of Unexercised
                                  Underlying Unexercised                            In-the-Money Options
                                 Options at June 30, 1995                           at June 30, 1995 <F1>
Name                        Exercisable         Unexercisable                  Exercisable     Unexercisable
                            -----------         -------------                  -----------     -------------

C.W. Gilluly                10,000                20,000                         $ 1,250         $ 2,500

George E. Fowler            10,000                20,000                         $ 1,250         $ 2,500
__________________________



<F1>   Represents the difference between the exercise price of
       the outstanding options and the closing bid price of the Common Stock on June 30, 1995, which was $0.375 per share. Options that have an exercise price greater than the fiscal year-end market value are not included in the value calculation.














Employment Agreements, Termination of Employment and Change of
Control Arrangements

     The Company renewed its agreement with Mr. Fowler, to serve as President and Chief Operating Officer, on October 1, 1995 at a base salary of $115,000. His employment agreement with the Company further provides for the grant to Mr. Fowler of options to purchase Common Stock of the Company. Mr. Fowler's employment agreement provides for bonus compensation of up to 50% of his base salary based upon his performance and the Company's financial performance. If Mr. Fowler is constructively discharged, the Company must continue to pay his base salary for six months after the term of the agreement. In no case, however, will the Company pay Mr. Fowler severance benefits if he is terminated for cause, as defined in the employment agreement, or if he leaves the employ of the Company voluntarily.

     Dr. Gilluly has the right to acquire beneficial ownership of 1,200,000 shares of Common Stock pursuant to a convertible promissory note which gives rise to such acquisition rights.
Exercise of the conversion rights at a subsequent date may result in a change in control of the Company. See "Certain
Relationships and Related Transactions."

Compensation of Directors

     Directors receive a quarterly cash fee of $1,250 for their services. In addition, directors receive $500 per Board of Directors' meeting attended, and $250 per committee meeting attended in person (unless such meeting is combined with a full Board of Directors' meeting), or $125 per committee meeting attended telephonically. Directors who are employees do not receive any additional compensation for their service as directors. Directors are reimbursed for out-of-pocket expenses associated with their attendance at Board of Directors' meetings. As of June 30, 1995, payments of directors' fees were $51,520 in arrears.

     In addition to the amounts described above, the Company paid to Joseph S. Bracewell, a member of the Board of Directors, $18,000 for the fiscal year ended June 30, 1995, for financial consulting services.
















Compensation and Employee Benefits Committee Report on Executive Compensation

     The responsibility of the Compensation Committee is to administer the Company's executive compensation programs, to monitor corporate performance and its relationship to compensation of executive officers and to make appropriate recommendations concerning matters of executive compensation.
The Compensation Committee is comprised of two independent non-employee directors. This report sets forth the major components of executive compensation and the basis by which fiscal year 1995 compensation determinations were made with respect to the executive officers of the Company.

     Compensation Policy and Guidelines

     The main objective of the Company is to return to profitable operations and to maximize value for shareholders, employees and clients. The goals of the Company's compensation policy are to align executive compensation with the Company's long-term business objectives and performance, to enable the Company to attract and retain high-quality executive officers and employees who will contribute to the long-term success of the Company and to reward such executive officers and employees for their successful efforts in attaining objectives beneficial to the growth and profitability of the Company.

     In order to achieve the Company's goals, the Compensation Committee has developed the following principles that serve as guidance for compensation decisions for all employees: (i) to attract and retain the most highly qualified management and employee team, (ii) to pay competitively with prevailing industry standards, (iii) to emphasize sustained performance by aligning rewards with shareholder interests, especially through the use of equity participation programs and (iv) to emphasize performance-related contributions as the basis of pay decisions by providing incentive bonus awards based upon the Company's profitability.
To implement these policies, the Compensation Committee has designed a compensation program consisting of base salary, an annual incentive plan, stock options and other employment benefits.

     Compensation Program Elements

     The Company's compensation levels and benefits are reviewed on an annual basis to determine whether they are competitive and reasonable in light of the overall performance of the Company and the Company's ability to attract and retain talented executives. Due to the lack of profitability in the past fiscal year, the focus has been on the Company's progress in achieving milestones in its turnaround plan.







     Base Salary. Salary levels are primarily determined by the Compensation Committee in consideration of the performance of the individual executive, the financial performance of the Company and the prevailing industry standards for similar executives of similar companies. The Company's philosophy regarding base salaries is conservative, using published industry reports and surveys on executive compensation. The Company compares itself for this purpose with other technological service providers and/or government contracting firms that face similar challenges in their
     market.   Periodic increases in base salary relate to
     individual contribution evaluated against established objectives and length of service.

     Stock Options. The Company believes that the compensation program should provide employees with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of shareholders, executives and employees are closely aligned. Through the Company's Stock Option Plan, executives and employees are eligible to receive stock options, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future.
     The Compensation Committee believes that the use of stock options as the basis for long-term incentive compensation meets the Compensation Committee's defined compensation strategy and the team-based operations approach that the Company has adopted.

     Incentive Program. The Company's executive officers and operating managers participate in an incentive compensation program which awards cash bonuses based on the attainment of corporate earnings per share goals, as well as divisional and individual performance objectives. For 1995, certain incentive awards were paid to executive officers and operating managers based upon the Company's and the operating manager meeting or exceeding the foregoing goals.

     Severance Compensation. To retain highly qualified executive officers, the Company from time to time enters into severance agreements with certain of its officers. The determination of whether the Company would benefit from a severance agreement with a particular officer is subjective, based upon such officer's experience and value to the Company.

     Other Benefits. The Company's philosophy is to provide adequate health and welfare oriented benefits to executives and employees, but to maintain a highly conservative posture relative to executive benefits.








     1995 Compensation for the Chairman and Chief Executive
     Officer

     Dr. Gilluly receives an annual salary of $80,000. During fiscal year 1995, Dr. Gilluly also was awarded a bonus of $8,000; however, the Company has determined not to pay such bonus until arrearages in directors' fees are paid in full. See "Executive Compensation - Compensation of Directors." Dr. Gilluly's salary is based upon his management skills, particularly in the areas of turnaround, refinancing and diversification. Dr. Gilluly does not have an employment agreement or severance agreement with the Company.

     Under the Company's executive compensation philosophy and program, the total compensation mix for senior executives will emphasize longer-term rewards in the form of stock options. On September 22, 1994, Dr. Gilluly was granted an option to purchase 30,000 shares of Common Stock at an exercise price of $.25 which was equal to the market value of the Common Stock on the date of grant. This option will become fully exercisable over a period of three years, with one-third being immediately exercisable upon the date of grant, and one-third becoming exercisable on each of the second and third anniversaries of the date of grant.

     Summary

     The Compensation Committee believes that the total compensation program for executives of the Company is appropriate and competitive with the total compensation programs provided by similar companies in the industry with which the Company competes. The Compensation Committee believes its compensation practices are directly tied to shareholder returns and linked to the achievement of annual and longer-term financial and operating results of the Company on behalf of the Company's shareholders.


          Submitted by the Compensation and Employee Benefits
Committee

                              William J. Howard
                              Robert J. Lynch, Jr.

















Performance Graph

     The following graph compares the cumulative, five-year shareholder returns on the Company's Common Stock with the cumulative returns of the NASDAQ Market Index and Media General's Other Business Services Index, comprised of the common stock of approximately 200 companies in diversified business service industries, excluding the Company. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on June 30, 1990.



                                  FISCAL YEAR ENDING

 COMPANY                    1990       1991       1992       1993        1994       1995


 Hadron, Inc.               100.00     113.63     100.00      86.36       12.73      16.82
 MG-Bus Serv Index          100.00     92.33      103.44     103.37      113.71     126.17
 NASDAQ Market Index        100.00     94.22      101.52     124.62      136.66     160.27



     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
                           ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the regulation to furnish the Company with copies of the Section 16(a) forms which they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year beginning July 1, 1994 and ended June 30, 1995, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied with.






         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal year ended June 30, 1995, Infotech, owner of approximately 13.5% of the Common Stock of the Company, charged the Company approximately $8,000 for legal consulting services. Also during the fiscal year ended June 30, 1995, the Company charged Infotech $12,000 for corporate relations and administrative services provided by the Company to Infotech. At June 30, 1995, the Company had a net payable balance to Infotech of approximately $53,000. The Company believes that its contractual relationships with Infotech are on terms substantially equivalent to terms which could have been obtained from non-affiliated parties. Dr. Gilluly, Chairman of the Board and Chief Executive Officer of the Company, is Chairman of the Board and a principal shareholder of Infotech. Messrs. Lynch and Mayer, directors of the Company, are also directors of Infotech.

     The Company, in October 1993, settled a dispute with its landlord, Equitable Variable Life Insurance Company ("Equitable"), concerning the Company's principal executive offices in Fairfax, Virginia. One of the conditions of the Company's settlement with Equitable was that the Company provide Equitable with an irrevocable letter of credit ("Letter of Credit") in the amount of $320,000 to collateralize certain payments due Equitable pursuant to a lease amendment entered into at that time. The Company was not able to fully satisfy this condition using internally generated or bank-borrowed funds. Dr. Gilluly agreed personally to make a loan in the principal amount of $300,000 (the "Gilluly Loan") to collateralize the Letter of Credit.

     The Gilluly Loan is evidenced by a Convertible Promissory Note (the "Note") dated October 21, 1993, executed by Engineering and Information Services, Inc. ("EISI") and SyCom Services, Inc. ("SyCom"), two wholly owned subsidiaries of the Company, and payable to the order of Dr. Gilluly. Interest at the rate of three percent per annum over the prime rate per annum published from time to time in The Wall Street Journal accrues and is payable quarterly; the entire principal balance of the Note is due and payable on October 21, 1996. At the option of Dr. Gilluly, the Note may be converted into 1,200,000 restricted shares (the "Hadron Shares") of the Company's Common Stock. Dr. Gilluly may convert the Note into Hadron Shares at any time prior to maturity of the Note, except that Dr. Gilluly is not permitted to convert the Note within ten trading days prior to a date on which the Company is required to make any filing with the Securities and Exchange Commission.











     On September 13, 1994, in conjunction with a settlement by the Company with the Federal Deposit Insurance Corporation, Dr. Gilluly was required to subordinate all rights in the Assignment and Security Agreement, described below, until such time as Commerce Funding Corporation ("CFC") received either a minimum of $140,000 from a specific Acumenics' customer account receivable, which was collateralized in CFC's credit facility, or the Company provided alternative or substitute receivables in an equivalent amount and satisfactory to CFC. On September 13, 1994, the Conversion Price was amended to the market value of $.25 per share (as represented by the average of the Company's Common Stock bid and ask price on the ten days prior to September 13,
1994) and the option to convert was extended for a period of two years from October 21, 1996. The Company reserved the right to re-adjust upward, but not to exceed the high-end price of $.96 per share, the fair market valuation and Conversion Price for a period of thirty calendar days following public release of (a) all information regarding the Company's settlement with the FDIC and (b) financial results for the fiscal year ended June 30, 1995. On September 23, 1994, CFC received funds in excess of $140,000 from the specific Acumenics' customer and released CFC's security interests in EISI and SyCom.

     The Note is prepayable at any time, in full or in part. In the event the Note is prepaid, Dr. Gilluly is entitled to receive a warrant ("Warrant") issued in respect to the number of Hadron Shares determined as hereinafter provided, as amended September 13, 1994. Each Warrant (a) will expire on October 21, 1998, (b) will entitle Dr. Gilluly to purchase, in accordance with the terms thereof, the number of Hadron Shares equal to the quotient obtained by dividing (i) the principal amount of the Note together with all interest thereon which is prepaid by (ii) the Conversion Price that would result if Dr. Gilluly had elected to convert and the date of his election to convert had been the date of the prepayment which entitles Dr. Gilluly to receive such Warrant and (c) may be exercised in full or in part during its term at the price per Hadron Share equal to the Conversion Price that would result if Dr. Gilluly had elected to convert and the date of his election to convert had been the date of the prepayment which entitles him to receive such Warrant.

     The Note is collateralized by an Assignment and Security Agreement dated October 21, 1993 assigning and granting a security interest in the accounts receivable, contract rights and certain other assets of EISI and SyCom in favor of Dr. Gilluly. Pursuant to an Indemnity Agreement of even date therewith, the Company agreed to indemnify Dr. Gilluly with respect to all claims, demands, losses, damages, liabilities, costs and expenses that he may sustain or incur by reason of the Gilluly Loan. With the proceeds of the Gilluly Loan, and an additional $20,000 provided by the Company, EISI and SyCom collateralized the Letter of Credit on behalf of the Company in favor of Equitable.






     To make the loan evidenced by the Note, Dr. Gilluly borrowed $300,000 from a commercial bank. To collateralize his loan, Dr. Gilluly pledged personal collateral and granted a security interest in the Note in favor of such bank pursuant to a pledge agreement that contains standard default and similar provisions.


                      SHAREHOLDER PROPOSALS

Proposals of Shareholders of the Company that are intended to be presented at the Company's 1996 Annual Meeting of Shareholders must be received by the Company no later than July 6, 1996 in order that they may be included in the proxy statement and form of proxy relating to that meeting.


                          ANNUAL REPORT

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 including the financial statements and notes thereto is being mailed to the shareholders of record along with this Proxy Statement. The Annual Report on Form 10-K is not incorporated by reference in this Proxy Statement and is not considered to be part of the proxy material.

     The Company will furnish any exhibit described in the list accompanying the 1995 Form 10-K upon the payment, in advance, of the specified reasonable fees related to the Company's furnishing of such exhibit(s). Requests for copies of such report and/or exhibit(s) should be directed to the Company at its principal executive offices, 9990 Lee Highway, Fairfax, Virginia 22030, attention Corporate Secretary.


                          OTHER MATTERS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting matters other than those referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

                         By Order of the Board of Directors



                         S. Amber Gordon
                         Secretary


Date: November 2, 1995






                            APPENDEX A


      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           HADRON, INC.
        FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                         DECEMBER 8, 1995

          The undersigned appoints George E. Fowler and S. Amber Gordon, or either of them, with full power of substitution, to attend the Annual Meeting of Shareholders of Hadron, Inc. on December 8, 1995, and any adjournments thereof, and to vote all shares which the undersigned would be entitled to vote if personally present upon the following matters set forth in the Notice of Annual Meeting and Proxy Statement:

1.   ELECTION OF DIRECTORS

     [  ]  FOR the FOUR nominees listed below
           (except as marked to the contrary below)

     [ ] WITHHOLD AUTHORITY to vote for the FOUR nominees listed below

       Joseph S. Bracewell, C.W. Gilluly, William J. Howard
                     and Robert J. Lynch, Jr.

INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name in the space provided below:

_________________________________________________________________


2. Proposal to amend the Hadron, Inc. 1994 Stock Option Plan to increase the number of shares reserved for issuance thereunder.

     [  ]       FOR this proposal
     [  ]       AGAINST this proposal
     [  ]       ABSTAIN

3. Proposal to ratify the selection of Coopers & Lybrand, L.L.P. as independent accountants for the Company for fiscal year 1996.

     [  ]       FOR this proposal
     [  ]       AGAINST this proposal
     [  ]       ABSTAIN

4. In their discretion, upon such other business as may properly come before the meeting and any adjournments thereof.






                         PLEASE DATE, SIGN AND RETURN
                                   PROXY PROMPTLY
                         Receipt of Notice of Annual
                         Meeting and Proxy Statement
                         is hereby acknowledged

                         ----------------------------------------
                                  Shareholder's Signature

                         ----------------------------------------
                         Joint Holder's Signature (If applicable)

                         Date: __________________________________


     When properly executed, this proxy will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 2 and 3 and FOR the election of the nominees of the Board of Directors in the election of directors and in accordance with the judgment of the person(s) voting the proxy upon such other matters properly coming before the meeting and any adjournments thereof. Please sign exactly as name(s) appear above.

